EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and under the caption "Selected Financial Data" and to the use of our reports dated February 10, 1998, except for information describing the three-for-two stock split in Note 1 and Note 3 as to which the date is February 23, 1998, related to our audits of International Telecommunication Data Systems, Inc., and March 5, 1998 related to our audits of ITDS Intelicom Services, Inc., appearing herein and incorporated herein by reference in the Registration Statement (Form S-3) and related Prospectus of International Telecommunication Data Systems, Inc. dated May 1, 1998.



                                                  /s/ Ernst & Young LLP

                                                  ERNST & YOUNG LLP

Stamford, Connecticut
April 30, 1998